UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 4, 2010

MARINE PRODUCTS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16263	58-2572419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Buford Highway, Suite 520, Atlanta, Georgia 30329
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (404) 321-7910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 4, 2010, the Audit Committee of the Board of Directors of the Company, upon the recommendation of management, concluded that the Company’s previously issued financial statements for the first, second and third quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 contained errors in the application of an accounting principle and should no longer be relied upon. In addition, the Company’s prior related earnings releases and similar communications should no longer be relied upon to the extent they relate to each of those three quarters and for the fourth quarter ended December 31, 2009.  The Company has prepared restated financial statements for such interim periods and related amendments to its quarterly reports on Form 10-Q which will be filed as soon as practicable.

This restatement has no impact on the previously reported operating loss, loss before income taxes, net loss or loss per share, or on the consolidated balance sheets, consolidated statements of stockholders’ equity or consolidated statements of cash flows.

The restatement relates to the classification of certain dealer incentive costs that were recorded as selling, general and administrative expenses rather than as a reduction in net sales in each of the four quarters as shown in the table that follows:

Period	Amounts [in thousands]
Quarter ended March 31, 2009	$556
Quarter ended June 30, 2009	4,430
Quarter ended September 30, 2009	1,723
Quarter ended December 31, 2009	$2,323

The Audit Committee of the Company’s board of directors and officers of the Company have discussed these matters with our independent registered public accounting firm, Grant Thornton LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marine Products Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marine Products Corporation.

Date: March 10, 2010	/s/ Ben M. Palmer
Ben M. Palmer
Vice President, Chief Financial Officer and
Treasurer